Exhibit 99.1

For Immediate Release

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

VALUECLICK TO ACQUIRE LEADING U.S. COMPARISON SHOPPING SITE OPERATOR MEZIMEDIA

Fourth-Largest U.S. Comparison Shopping Company Will Also Provide Search Expertise and
Presence in China

Westlake Village, CA – July 16, 2007 – ValueClick, Inc. (Nasdaq: VCLK) today announced that it has agreed to acquire privately-held MeziMedia, Inc., a leading operator of U.S. comparison shopping websites. MeziMedia ranked fourth in the June 2007 comScore “Retail – Comparison Shopping” category with approximately 10.5 million U.S. unique visitors through its Smarter.com comparison shopping and CouponMountain.com online coupon websites.

ValueClick anticipates three key strategic benefits from the MeziMedia acquisition:

•	MeziMedia will add scale to ValueClick’s fast-growing Comparison Shopping segment and give the Company a leadership position in the U.S. comparison shopping market. ValueClick currently is a major comparison shopping provider in Europe under the PriceRunner brand.

•	MeziMedia will enhance ValueClick’s search engine optimization (SEO) and search engine marketing (SEM) capabilities. MeziMedia has a sophisticated, proprietary SEM platform and significant expertise and experience in SEO and SEM, which can be leveraged across ValueClick’s businesses and clients.

•	MeziMedia will give ValueClick a formal presence in China. MeziMedia has a world-class engineering and operations center in Shanghai and has also launched websites in China for comparison shopping, coupons and search.

“MeziMedia is consistent with our acquisition philosophy and gives ValueClick comparison shopping scale in the U.S., greater search marketing expertise and a presence in China, all three of which are key growth initiatives for the Company,” said Tom Vadnais, chief executive officer of ValueClick. “This is an exciting acquisition and we look forward to welcoming the MeziMedia team to the ValueClick family.”

“We are proud of our significant accomplishments in comparison shopping, SEO and SEM and believe that the time is right to join forces with ValueClick, one of the largest and most diversified online marketing services companies,” said Talmadge O’Neill and Harry Tsao, co-founders of MeziMedia. “We are confident that MeziMedia and ValueClick will enjoy important benefits from this transaction and generate meaningful synergies across the combined businesses.”

Under the terms of the agreement, ValueClick will acquire all outstanding equity interests in MeziMedia for approximately $100 million in cash at the time of closing, and contingent cash consideration based on revenue and adjusted-EBITDA1 performance from the closing date through December 31, 2009. Total cash consideration will range between $100 million and $352 million, depending on whether performance thresholds are met. ValueClick anticipates the acquisition will be accretive on both an adjusted-EBITDA and diluted net income per common share basis.

The transaction has been approved by the board of directors of each respective company and all the stockholders of MeziMedia. ValueClick anticipates the acquisition will close in August 2007, subject to customary closing conditions and regulatory approvals. Upon the transaction’s close, MeziMedia’s management team will join ValueClick’s management team and continue to lead the MeziMedia business. MeziMedia will be included in ValueClick’s Comparison Shopping business segment.

Founded in 2001, MeziMedia employs approximately 160 people globally in its Los Angeles area headquarters and Shanghai, China and Tokyo, Japan offices. In 2006, MeziMedia generated approximately $40 million in revenue and was EBITDA, operating income, and net income profitable. For more information on MeziMedia, please visit http://www.mezimedia.com.

ValueClick intends to update its 2007 business outlook upon the close of this acquisition.

1 Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) net income before interest, income taxes, depreciation, amortization, and stock-based compensation.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is one of the world’s largest integrated online marketing services companies, offering comprehensive and scalable solutions to deliver cost-effective customer acquisition for advertisers and transparent revenue streams for publishers. ValueClick’s performance-based solutions allow its customers to reach their potential through multiple online marketing channels, including , display advertising, lead generation, ad serving and related technologies, and comparison shopping. ValueClick brands include Commission Junction, ValueClick Media, Mediaplex, and PriceRunner. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on March 1, 2007; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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